Exhibit 10.14

_______________, 2008

[Name of Employee]
[Position]
[Company]
[Street Address]
[City, State Zip]

Dear [Name of Employee]:

          As a result of certain changes in United States tax law, you may be subject to increased personal income tax and/or penalties in connection with payments made to you under your Executive Salary Continuation Plan Agreement (the “Agreement”) unless certain amendments are made to the Agreement. To adopt these amendments, please sign and return this letter by December 31, 2008 to the addressee below. Adopting these amendments is for your own benefit, as failure to adopt them may result in increased tax and/or significant tax penalties to you.

          The amendments to the Agreement are required because of the enactment of Section 409A of the Internal Revenue Code (“Section 409A”). Section 409A sets forth requirements that apply to “deferred compensation” arrangements, including agreements that provide salary continuation payments following termination of employment. Final regulations clarifying these requirements were issued last year.

          The amendments that must be made to your Agreement are discussed below. None of the amendments will have a negative impact on the amounts you receive under the Agreement.

          First, the Agreement must be amended to reflect that Section 409A only permits payments to commence upon a termination of employment if it qualifies as a “separation from service” as defined under Section 409A. Most employment terminations qualify as a separation from service under Section 409A. However, if you merely transfer from your employer to another Omnicom affiliate or continue to provide significant services to your employer or an Omnicom affiliate following your termination, you would not incur a separation from service under Section 409A.

         Second, the Agreement is being amended to remove the provision that would have potentially reduced the amount of payments otherwise payable to you under your Agreement by payments made to you from other agreements between you and Omnicom or one of its affiliates. Such a provision may have resulted in an impermissible acceleration of the payments under the Agreement. As a result of this change, you will receive your payments from the Agreement without any such reduction.

          Third, the Agreement must be amended to reflect Section 409A’s anti-acceleration rules. Pursuant to these rules, payments under the Agreement cannot occur prior to the payment dates specified by the Agreement, except in very limited circumstances, such as to pay withholding or employment taxes.

          Fourth, the Agreement is being amended to provide that the Omnicom Group Inc.’s Compensation Committee may amend the Agreement at any time to comply with Section 409A’s requirements, with or without consent.

          Please sign this letter below and remit it by December 31, 2008 to:

          Andrea Lawler
          Associate General Counsel (Corporate)
          Omnicom Group Inc.
          One East Weaver Street
          Greenwich, CT 06878.

          Failure to sign and return a copy of this letter may result in significant tax penalties to you (not the Company) pursuant to Section 409A.

          If you have any questions, please contact me at (XXX) XXX-XXXX.

Sincerely,

[Name of Sender]

By setting forth my signature below, I agree that my Executive Salary Continuation Plan Agreement shall be amended in the manner set forth below. In all other respects, the Agreement shall remain in full force and effect.

1.	Article IV, Section 1 of the Agreement is amended by adding the following sentence to the end thereof: “Notwithstanding anything in this Agreement to the contrary, if the payment obligations under this Agreement arise under (b), (c) or (d) above the Participant will not be eligible to receive a payment pursuant to this Agreement unless and until his or her termination of employment qualifies as a “separation from service” (“Separation from Service”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as

amended, and the regulations and interpretations issued thereunder (“Section 409A”), specifically, within the meaning of Treas. Reg. 1.409A-1(h), as amended from time to time. Each payment made under this Agreement is intended to constitute a separate payment from each other payment for purposes of Treas. Reg. §1.409A-2(b)(2).”

2.	Article IV, Section 6 of the Agreement is deleted in its entirety.

3.	Article VII of the Agreement is amended by adding the following sentence to the end thereof: “Notwithstanding the foregoing, amounts payable hereunder shall be prepaid only if such prepayment is not deemed a prohibited acceleration pursuant to Treas. Reg. §1.409A-3(j) and only if such prepayment would not result in income recognition by the Participant or Beneficiary prior to receipt of the payment and tax penalties as a result of a failure to meet the requirements of Section 409A.”

4.	Article XI of the Agreement is amended by adding a new Section 5, which shall provide the following: “This Agreement may be amended at any time and from time to time by the Committee to cause the Agreement to comply with the requirements of Section 409A, or to cause the Agreement to become exempt from the requirements of Section 409A. Any such amendment may be made without the consent of any Participant or Beneficiary, regardless of whether such amendment adversely affects any benefits or rights of a Participant or Beneficiary arising under the terms of the Agreement.”

__________________________________	Date: _________________________________________________	, 2008.
[Name of Employee]